CONTACT:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

SM&A Reports Record Second Quarter 2005 Revenues of $20.3 Million
Second Quarter Revenues Increase 25%, Operating Income Increases 22%
Company Earns $0.12 Per Share

NEWPORT BEACH, Calif., July 18, 2005 — SM&A (Nasdaq: WINS) today announced record quarterly revenues for the period ending June 30, 2005 of $20.3 million, a 25% increase over the $16.2 million reported for the corresponding period of 2004. Operating income grew 22% to $4.0 million from $3.3 million for the second quarter of 2004 and net income grew 9% to $2.5 million or $0.12 per diluted share, from $2.3 million, or $0.11 per diluted share for the quarter ended June 30, 2004. The $0.11 per diluted share for the quarter ended June 30, 2004 included a tax adjustment which increased earnings per diluted share by $0.02. Excluding the prior year tax adjustment, earnings per diluted share increased 33%.

For the six months ending June 30, 2005, revenue increased 17% to $40.5 million from $34.6 million for the six months ended June 30, 2004. Operating income for the first half of 2005 was $7.8 million versus $8.3 million for the first half of 2004 and net income was $5.1 million versus $5.2 million for the respective periods. Earnings per diluted share for the first half of 2005 were $0.24 as compared to $0.24 for the same period one year ago.

Second Quarter Highlights

•	Competition management represented 54% of total revenue while performance assurance represented 46%. The first quarter 2005 results were 61% and 39% respectively.

•	Added 9 new customers; five in industries outside of the Company’s traditional aerospace and defense concentration. Year-to-date, 15 new customers have been added, with 9 outside aerospace and defense. New customers added during the second quarter 2005 represented five percent of revenue.

•	Cash and cash equivalents increased 13% year-over-year to $24.3 million.

•	Repurchased 351,825 shares at a cost of $2.9 million.

Commenting on the results, Steven Myers, Chairman and CEO said, “We are very pleased to be reporting another quarter of record revenue. The increase in our second quarter revenue resulted primarily from our aerospace and defense clients as we continued to penetrate existing accounts with our competition management and our performance assurance services. At the same time, our non-aerospace and defense business increased to 28% of total revenue during the quarter from 21% in the first quarter.

“Due to the highest level of performance assurance revenue in more than two years, we achieved a more balanced service line mix during the quarter,” continued Mr. Myers. “We also continued to diversify our customer base with nine new accounts that generated 5% of our total revenue. Our improved professional sales organization, which is structured to execute and be accountable for its performance, continues to be the single most important driver behind our recent growth trends, increased customer base and more balanced revenue mix. We remain confident about achieving our goals for 2005,” concluded Mr. Myers.

Commenting on the financial results, Cathy McCarthy (formerly Wood), Chief Financial Officer stated, “I’m happy to announce that with our record revenue, an increase of 25% over the same period of the prior year, we increased our earnings per diluted share by 33%, excluding the $0.02 per diluted share tax adjustment recorded in the prior year. We achieved a gross margin of 43% for the second quarter of this year compared with 46% in the corresponding period of 2004,” continued Ms. McCarthy. “The lower gross margin resulted from a lower level of success fees, increased sales incentive and benefit costs. During the second quarter, our success fees, which are dependent upon the timing of awards for our clients, totaled $228,000 compared with $642,000 in the second quarter of 2004. Also affecting the decline in our gross margin is the contract mix within our performance assurance revenues. During 2005, the majority of our growth in performance assurance has been with a couple of customers who entered into multi year agreements several years ago. These customers are utilizing these older agreements, which have lower billing rates, which are putting some downward pressure on our performance assurance margins. Our second quarter 2005 selling general and administrative (SG&A) expenses increased over the same period of the prior year due to increased sales salary and benefit expenses as well as training expenses. In addition, SG&A was also impacted by the increase in our facility expense related to our expansion into an additional 11,000 square feet of office space at our Newport Beach headquarters during the first quarter of this year. Our SG&A expense was 23% of revenue, which compares with 26% for the second quarter of 2004 and is within the full year SG&A guidance of approximately 23% of revenues,” she added.

“We continued to implement our share repurchase program during the quarter by purchasing more than 350,000 shares. As of June 30, 2005, we have repurchased 1,050,495 shares at a cost of $8.1 million. Despite this program, our cash and cash equivalents balance increased to $24.3 million, an increase of 10% from December 31, 2004,” Ms. McCarthy concluded.

Outlook

The Company reiterates its previously stated full year 2005 guidance of revenue growth of approximately 15% and approximately $80 million, compared with $69 million reported for the full year 2004. Full year 2005 gross margins are expected to be approximately 43%, selling general and administrative expenses are expected to be approximately 23% of revenue and net income is expected to be between $0.45 and $0.47 per diluted share.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Monday, July 18, 2005 to discuss the Company’s second quarter 2005 financial results. To participate, callers please dial (800) 219-6110 or (303) 262-2138 approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11034670#. The call replay will be available for seven days.

About SM&A

SM&A is the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services. Since 1982, SM&A has managed in excess of 900 proposals worth more than $300 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.smawins.com.

The statements in this press release that refer to expectations for the remainder of fiscal year 2005, and the future, are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s competition management and performance assurance services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004. Actual results may differ materially from those expressed or implied. The company expressly does not undertake a duty to update forward-looking statements.

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30	December 31	2004
	2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$24,301	$22,148
Accounts receivable, net .	15,680	13,198
Prepaid income taxes	732	—
Prepaid expenses and other current assets	343	252
Deferred income taxes .	364	539
Total current assets .	41,420	36,137
Fixed assets, net .	1,880	1,037
Other assets	216	209

	$43,516	$37,383

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable .	$551	$1,192
Accrued compensation and related benefits .	4,602	1,793
Income taxes payable .	—	565
Net liabilities of discontinued operations .	456	727
Total current liabilities .	5,609	4,277
Deferred income taxes .	311	242
Other liabilities .	297	173

Total liabilities .	6,217	4,692
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock	—	—
Common stock	50,316	50,781
Accumulated deficit .	(13,017)	(18,090)

Total shareholders’ equity .	37,299	32,691

	$43,516	$37,383

SM&A
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

Three Months Ended June 30	Six Months Ended June 30

	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$20,261	$16,159	$40,506	$34,646
Cost of revenue	11,583	8,670	23,106	18,814

Gross margin	8,678	7,489	17,400	15,832
Selling, general and administrative expenses	4,657	4,188	9,579	7,578

Operating income	4,021	3,301	7,821	8,254
Interest income, net	118	48	203	78

Income before income taxes	4,139	3,349	8,024	8,332
Income tax expense	1,662	1,066	2,951	3,109

Net income	$2,477	$2,283	$5,073	$5,223

Net income per share:
Basic	$0.12	$0.11	$0.25	$0.26
Diluted	$0.12	$0.11	$0.24	$0.24
Shares used in calculating net income per share:
Basic	20,370	20,541	20,317	20,470
Diluted	20,879	21,661	20,980	21,701